Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Opportunities Trust of our report dated November 20, 2018, relating to the financial statements and financial highlights, which appears in Virtus Newfleet Low Duration Income Fund’s Annual Report on Form N-CSR for the year ended September 30, 2018. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holding Information”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 18, 2018